UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934




        Date of Report (Date of earliest event reported): October 6, 1998


                        Convergence Communications, Inc.
             (Exact name of registrant as specified in its charter)



Nevada                                  00-21143                      87-0545056
(State or other jurisdiction of      (Commission File              (IRS Employer
incorporation)                          Number)              Identification No.)



            102 West 500 South, Suite 320, Salt Lake City, Utah 84101
               (Address of principal executive offices) (Zip Code)





        Registrant's telephone number, including area code (801) 328-5618




                      Wireless Cable & Communications, Inc.
         (Former name or former address, if changed since last report.)



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Item 6.  Resignations of Registrant's Directors.

         (a) On October 5, 1998, E. Andrew Lowe resigned as a member of the Board of Directors of Convergence Communications, Inc. (the "Company"). Mr. Lowe also served as a member of the Audit Committee of the Board of Directors.

         (b) Effective August 29, 1998, Donald Williams was terminated as an employee and executive officer of the Company. The Company previously disclosed Mr. Williams' termination in its report on Form 8-K dated August 17, 1998, which description is incorporated herein by this reference.

         On September 19, 1998, the Company filed two arbitration proceedings against Mr. Williams and certain of his affiliates. The first arbitration proceeding, which was filed in Salt Lake City, Utah, seeks a declaratory judgment that Mr. Williams was terminated for cause. The second arbitration proceeding, which was filed in Miami, Florida, seeks monetary and other damages from Mr. Williams and Caribbean Communications Group, S.A. for damages suffered by the Company as a result of breaches of the representations and warranties made by those parties with respect to the business of Caracas Viva Vision TV, S.A. ("CVV") under the terms of the Option and Stock Purchase Agreement dated November 8, 1996 (the "Agreement"). Pursuant to the terms of the Agreement, the arbitration proceeding also asks for a reduction of the purchase price the Company paid for its interest in CVV as a result of a number of accounting adjustments required by the audit of CVV's operations after the closing of the Agreement.

     On August 9, 1998, Mr. Williams resigned as a member of the Company's Board of Directors. Mr. Williams also served as a member of the Executive Committee of the Board of Directors prior to his resignation.

         Under the terms of a Voting Agreement among the Company, Mr. Williams and certain of the Company's shareholders dated August 17, 1998, those shareholders agreed to vote their shares, and otherwise use their respective best efforts as shareholders or directors of the Company (if they serve as such), to elect in any election of the Company's Board of Directors one person designated in writing by Mr. Williams. The Voting Agreement continues in effect until the earlier of August 17, 2000, or immediately prior to the closing of an underwritten registered public offering of the Company's securities. Mr. Williams has not named a replacement designee for election to the vacancy created by his resignation from the Company's Board of Directors.



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Item 7.  Financial Statements and Exhibits.

         (a)      Exhibits.  N/A.

         (b)      Financial Statements.  N/A.

                                                CONVERGENCE COMMUNICATIONS, INC.



                                     /s/ Anthony Sansone
                                     By:  Anthony Sansone, Secretary & Treasurer
                                     Dated:  October 23, 1998